Exhibit 10.27

March 17, 2003

Granite City Food & Brewery Ltd.

5831 Cedar Lake Road

St. Louis Park, Minnesota  55416

Re:                             Development Agreement Between Dunham Capital Management, L.L.C. (“Dunham”) and Granite City Food & Brewery Ltd. (the “Company”)

Ladies and Gentlemen:

Reference is made to the Development Agreement dated October 22, 2002, between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd., as amended by an Assignment, Acceptance and Consent between the Company, Donald A. Dunham, Jr. and Dunham Capital Management, L.L.C. (collectively “Dunham”).  The Agreement provides, among other things that all terms and conditions of the Assignment, Acceptance and Consent, as well as the Agreement, shall be kept in strict confidence and not be disclosed to any unauthorized parties or used in any way, commercially or otherwise, either before or after expiration or termination of the assignment and that such confidentiality shall include, but not be limited to, any information regarding the compensation, obligations and leases, and potential development plans.

The Company has advised Dunham that the Agreement is a material contract of the Company and that disclosure thereof is required under applicable federal securities laws and Securities and Exchange Commission regulations, and has requested that Dunham waive any requirements as to confidentiality in connection with such disclosures.  Based on the representation by the Company that disclosure of the Agreement is required in order to comply with applicable laws and regulations, Dunham hereby consents to the disclosure of the Agreement to the extent necessary for the Company to comply with its disclosure obligations under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

DUNHAM CAPITAL MANAGEMENT, L.L.C.

By	/s/ Donald A. Dunham, Jr.